Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

Kirsten@lhai-sf.com

AXESSTEL ANNOUNCES FIRST QUARTER 2006 RESULTS

- Reports Revenue of $10.5 Million -

- Expanded Geographically and Diversified Customer Base –

- Launched Innovative New Gateway and Broadband Modem Products -

SAN DIEGO – May 8, 2006 - Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced results for the first quarter ended March 31, 2006.

First Quarter 2006 Results

Revenues for the first quarter of 2006 were $10.5 million, compared to revenues of $29.0 million in the year ago quarter. Gross margin for first quarter 2006 was $269,000 or three percent of revenues, mainly due to lower revenues and reduced factory utilization, compared to $3.6 million, or 12 percent of revenues, for the same period last year. The company reported a net loss of $3.4 million, compared to a net loss of $1.4 million in the year ago quarter. First quarter 2006 loss per share was $0.15, compared to a loss of $0.10 for the same period last year.

“We are not satisfied with our first quarter results,” said Mike Kwon, chairman and chief executive officer of Axesstel. “However, we are encouraged by recent order strength and growing backlog. Our visibility into the second quarter of 2006 shows improving financial trends. With five weeks of the quarter behind us, we are approaching the first quarter’s revenue levels and expect to exceed it significantly in the second quarter.”

“While revenues declined, we continued to diversify our customer base and broaden product portfolio with superior fixed wireless products for voice and high-speed data

AXESSTEL ANNOUNCES FIRST QUARTER 2006 RESULTS	pg. 1

based on CDMA and GSM technologies. During the quarter, we added nine new customers to reach a total of 40 carrier customers worldwide; began sales to the Philippines; and continued sales to new and existing customers in our emerging markets including India, Indonesia, Latin America, Pakistan, Africa and Eastern Europe. Also, we launched innovative products for the growing third-generation telecommunications market, announcing two new products aimed at more developed regions, including eight new product models serving the emerging Wi-Fi and broadband markets. Our product development efforts are targeted at expanding our addressable market and delivering valuable solutions to the billions of people worldwide who are not currently connected to phone and data service. Overall, these actions position us well for what we believe will be a promising 2006,” concluded Kwon.

Significant developments recently and in the first quarter 2006 include:

Customer Developments

•	Announced the award of a tender in April for more than 350,000 low cost, fixed wireless desktop phones based on the L800 platform from BNSL, one of the largest government telecommunications service providers in India

•	Began delivering L1900 Public Call Office Fixed Wireless Desktop Phones in March to Worldcall Telecom Limited to support Worldcall’s nationwide network expansion of low-cost voice services to consumers and businesses in rural, urban and underserved areas in Pakistan

•	Received $4.4 million in purchase orders from two new customers in India and the Philippines in March and anticipate shipping in the second quarter

•	Announced Tata Teleservices Limited, a telecom service provider in India, launched the L800 and P830 CDMA2000 1X Fixed Wireless Desktop Phones in March, targeting first-time users and subscribers demanding greater functionality

•	Initiated shipments of P450R and L450R fixed wireless phones in February to PT Sampoerna Telekomunikasi Indonesia to support nationwide telecom access in what we believe is the world’s second largest fixed wireless market

•	Announced the award of orders totaling $5.1 million in January from five operators in Latin America and the Caribbean for fixed wireless broadband modems

Product Developments

•	Unveiled MV300 Series in April at CTIA Wireless 2006 and Mobile Focus. The MV300 Series is a line of 3G wireless broadband gateways offering residential,

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business and commercial users CDMA2000 1x EV-DO wireless wide area networking (WWAN), a WiFi wireless local area networking (WLAN) router, circuit switch cellular voice and analog fax in one integrated device. Shipments are anticipated in the third quarter.

•	Launched MV200 Series, which seamlessly combines WWAN, circuit switch cellular voice and analog fax technology to provide wireless broadband data access, voice calling and fax capabilities all in one easy to use, plug-and-play desktop networking device

Financial Guidance

While management is not providing detailed financial guidance, the company anticipates 2006 revenue will exceed 2005 revenue. The revenue growth rate is expected to exceed the expense growth rate. The company will continue to report on significant customer developments as they occur.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its first quarter results. Participating in the call will be Mike Kwon, chairman and chief executive officer; Clark Hickock, chief operating officer; and Patrick Gray, senior vice president finance and corporate controller.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. If you do not have Internet access, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-707-9628. International callers should dial 00-1-785-832-1508. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Monday, May 8 at 7:00 p.m. ET, through Wednesday, May 10 at 11:59 p.m. ET. To access the replay, please dial 1-888-567-0047. International callers should dial 00-1-402-220-6953. There is no pass code required for this call.

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About Axesstel, Inc.

Axesstel (AMEX:AFT) is a leader in the design, development and sale of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California, with a research and development center and manufacturing facilities in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain

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skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	March 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$4,468,589	$9,161,502
Accounts receivable	9,592,509	13,696,081
Inventory	6,868,400	3,314,019
Prepayments and other current assets	1,620,989	1,749,139

Total current assets	22,550,487	27,920,741
Property and equipment, net	3,458,217	3,709,351
Other assets:
License, net	3,465,042	3,674,592
Goodwill	385,564	385,564
Other, net	850,966	860,520

Total other assets	4,701,572	4,920,676

Total assets	$30,710,276	$36,550,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
	March 31, 2006	December 31, 2005
Current liabilities:
Accounts payable	$4,383,133	$1,127,280
Due to Wistron NeWeb, a related party	6,131,440	7,483,342
Bank financing	1,995,000	7,239,000
Customer advances	631,380	—
Accrued royalties	538,375	569,561
Accrued warranties	558,400	558,400
Accrued expenses and other current liabilities	1,698,771	1,611,910

Total current liabilities	15,936,499	18,589,493
Long-term liabilities:
Other long-term liabilities	2,500,000	2,500,000

Total long-term liabilities	2,500,000	2,500,000
Stockholders’ equity	12,273,777	15,461,275

Total liabilities and stockholders’ equity	$30,710,276	$36,550,768

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2006	April 1, 2005
Net revenues	$10,510,388	$29,010,455
Cost of goods sold	10,241,564	25,443,592

Gross margin	268,824	3,566,863
Operating expenses:
Research and development	1,305,377	1,354,566
Selling, general and administrative	2,723,887	2,825,425

Total operating expenses	4,029,264	4,179,991

Operating loss	(3,760,440)	(613,128)
Other income (expense):
Interest and other income	375,166	17,043
Interest and other expense	(28,900)	(783,838)

Total other income (expense)	346,266	(766,795)

Loss before provision for income taxes	(3,414,174)	(1,379,923)
Provision for income taxes	—	9,295

Net loss	(3,414,174)	(1,389,218)
Loss per share:
Basic	($0.15)	($0.10)

Diluted	($0.15)	($0.10)

Weighted average shares outstanding:
Basic	22,585,256	13,872,276

Diluted	22,585,256	13,872,276

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